Exhibit G

       The Southern Company, Alabama Power Company, Georgia Power Company,
      Gulf Power Company, Mississippi Power Company, Savannah Electric and
             Power Company and Southern Electric Generating Company

                         Proposed Notice of Proceedings

         The Southern Company ("Southern") is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Southern proposes to organize a new subsidiary company ("NewCo"). Upon obtaining requisite regulatory authorizations, NewCo will undertake the construction and ownership of certain electric power generation interconnected to the transmission systems of Alabama Power Company ("Alabama"), Georgia Power Company ("Georgia"), Gulf Power Company ("Gulf"), Mississippi Power Company ("Mississippi"), Savannah Electric and Power Company ("Savannah")1 and Southern Electric Generating Company ("SEGCO") 2 (collectively, the "Operating Companies"), or to transmission systems interconnected to those of the Operating Companies designed for serving the power requirements of the Operating Companies and of other power purchasers in the region. In addition, NewCo proposes to invest in exempt wholesale generators ("EWGs"), the generation of which may not be interconnected to transmission systems of the Operating Companies. Certain power generation owned by NewCo may be integrated into the power generation owned by the Operating Companies and operated on a central dispatch basis by Southern Company Services, Inc. ("Services").

         Sections 6, 7, 9, 10, 11, 12 and 13 of the Act and Rules 43, 44, 45, 46, 53, 54, 58, 88, 90 and 91 under the Act are applicable to the proposed transactions.

         I. Formation and Capitalization of NewCo.

         Southern and the Operating Companies propose to complete all steps necessary for the organization of NewCo, a limited liability company to be organized under the laws of the State of Delaware, as a new subsidiary of Southern.3 Southern and the Operating Companies propose that NewCo will issue and Southern will acquire limited liability company interests in NewCo.

         Capitalization of NewCo may take the form of any combination of: (1) purchases of or contributions in respect of limited liability company interests

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1 Alabama, Georgia, Gulf, Mississippi and Savannah are public utility company subsidiaries of Southern.

2 Alabama and Georgia each own 50% of the common stock of SEGCO and are each entitled to 50% of the output of SEGCO.

3 An Operating Company may form a wholly-owned subsidiary which will acquire certain assets from such Operating Company and which will subsequently be spun off to Southern and be merged into a limited liability company to form NewCo.


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or other forms of equity interests; (2) open account advances without interest;
(3) loans; and (4) Guarantees (as defined below) issued in support of securities and other obligations of NewCo.

         II. Transfer of Assets by the Operating Companies and Acquisition of Assets by NewCo.

         Southern and the Operating Companies propose to transfer the following types of assets (collectively, the "Plant Sites and Generating Equipment") to
NewCo: plants under construction and/or undeveloped plant sites prior to their becoming utility assets; utility assets;4 and existing contracts for wholesale sales of electricity.

         The Plant Sites and Generating Equipment will be transferred or sold to NewCo in an amount equal to the net book value thereof. NewCo will pay cash and/or issue promissory notes, secured by purchase money mortgages on the Plant Sites and Generating Equipment, for the Plant Sites and Generating Equipment to the respective Operating Company in complete consideration therefor. After the transfer of the Plant Sites and Generating Equipment, NewCo will assume responsibility for the construction and ownership of the Plant Sites and Generating Equipment.

         NewCo will become an "electric utility company" as defined in Section 2(a)(3) of the Act.

         III. Financing Authority.

         The Applicants propose to engage in the transactions described below from time to time, as applicable, through June 30, 2008.

                  A. Equity Funding, Guarantee and Parent Support Authority.

         Southern seeks increased finance authority in addition to that heretofore granted to fund the development and growth of NewCo. Funding from Southern in an aggregate amount not to exceed $2.2 billion may take the form of any combination of: (1) purchases of or contributions in respect of limited liability company interests or other forms of equity interests; (2) open account advances without interest; (3) loans; and (4) Guarantees issued in support of securities and other obligations of NewCo.

         Guarantees may be utilized as credit support for NewCo. An increase in guarantee authority is necessary if NewCo is expected to achieve its goal of increasing operating income from non-rate-regulated businesses in the next few years. Southern proposes to issue additional guarantees or provide other forms of credit support or enhancements (collectively, "Guarantees") to, or for the benefit of, NewCo. Guarantees may take the form of Southern agreeing to


_______________________________

4 The applicants propose that the Commission reserve jurisdiction over the transfer to NewCo of any utility assets.


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guarantee, to undertake reimbursement obligations, to assume liabilities or to assume other obligations with respect to, or to act as surety on, bonds, letters of credit, evidences of indebtedness, equity commitments, performance and other obligations undertaken by NewCo.

         The terms and conditions of the Guarantees will be established through arms-length negotiations based upon current market conditions. Any Guarantee issued will be without recourse to any of the Operating Companies to the extent not authorized under the Act.

         It is proposed that Southern may issue loans to NewCo in order to provide liquidity to NewCo to facilitate cash management. NewCo needs the flexibility to be able to obtain parent company loans if the need arises in its business operations.

                  B. NewCo Independent Financing.

         In connection with its daily operations and to achieve its business goals, it will also be necessary for NewCo to obtain independent financing. This financing is currently expected to take, without limitation, the form of bank loans and/or bank credit support, project financing, lease or sale/leaseback transactions,5 commercial paper programs, preferred equity, preferred securities,6 secured or unsecured debt, notes, debentures and other issuances of equity. In connection with project financing of generating assets, NewCo may acquire securities or other interests in project subsidiaries. In addition, NewCo proposes to incur obligations in connection with the issuance and sale by public instrumentalities of one or more series of revenue bonds. NewCo proposes to obtain financing in an aggregate amount not to exceed $3.0 billion, which is in addition to parent support, guarantees and other commitments.

         IV. Proposed Service Agreements with Services and Operating Companies.

         Initially, Southern anticipates that NewCo will not have a significant number of its own employees. It is likely that (1) personnel employed by Services, a service company approved by the Commission under Section 13 of the Act and Rule 88 thereunder (see The Southern Company et al., Holding Company Act Release No. 14776, dated December 21, 1962), will provide a wide range of services on an as-needed basis pursuant to a Service Agreement ("Service Agreement") to be entered into between NewCo and Services and (2) personnel employed by the Operating Companies will also provide services to NewCo pursuant to Operating Agreements (the "Operating Agreements") between NewCo and each Operating Company or other arrangements.



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5 In connection with any lease or sale/leaseback transaction, NewCo may transfer or sell utility assets to a third party. NewCo will lease such assets from the third party with an option to buy back the assets.

6 In connection with the issuance of preferred securities, NewCo will organize a special purpose subsidiary (each, a "SPS") and may organize another special purpose subsidiary for the purpose of complying with applicable state law. A SPS will issue preferred securities to third parties and NewCo will acquire all of the common equity or general partnership interests of the SPS. NewCo will simultaneously issue debt securities to the SPS and may guarantee certain payments with respect to the preferred securities.



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         The Service Agreement will take effect upon Commission approval thereof and will be similar in all material respects to those service agreements which Services has signed with each of the Operating Companies. Under the proposed Service Agreement, Services will render to NewCo, at cost computed in accordance with Rules 90 and 91 under the Act and other applicable rules and regulations, various services including general executive and advisory services, power pool operations, general engineering, design engineering, purchasing, accounting, finance and treasury, taxes, insurance and pensions, corporate, rates, budgeting, public relations, employee relations, systems and procedures and other services with respect to business and operations. Services will account for, allocate and charge its costs of the services provided on a full cost reimbursement basis under a work order system consistent with the Uniform System of Accounts for Mutual and Subsidiary Service Companies. The time that Services employees spend working for NewCo will be billed to and paid by NewCo on a monthly basis, based upon time records. Each company will maintain separate financial records and detailed supporting records.

         The Operating Agreements will provide that each Operating Company will provide certain services relating to accounting matters and to the construction, operation, maintenance and rehabilitation of assets owned by NewCo at cost to NewCo.

         NewCo may also determine from time to time that it is efficient and advantageous to have certain development activities performed by its own employees and/or by unaffiliated third parties. Such arrangements with unaffiliated third parties will be on a fee-for-service negotiated basis at market rates.

         V. Formation of EWG Subsidiaries of NewCo.

         NewCo proposes to acquire securities or interests in the business of one or more EWGs, as such term is defined in the Act (the "Exempt
Subsidiaries"), either directly or indirectly through project companies ("Intermediate Companies").

                  A. Use of Intermediate Companies.

         Intermediate Companies would be special purpose subsidiaries formed to exclusively engage in activities to facilitate the consummation of investments in EWGs. They may also engage in development activities. Intermediate Companies may acquire interests in, finance the acquisition of and hold the securities of EWGs. Intermediate Companies would enhance the ability of NewCo to respond quickly to investment opportunities. An Intermediate Company may be organized at the time of the making of bids or proposals to acquire an interest in any EWG or at any time thereafter in order to facilitate the bidding and subsequent consummation of an acquisition of an interest in an EWG.

         Southern also proposes that an Intermediate Company may issue equity securities and debt securities to persons other than NewCo or Southern (and with


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respect to which there will be no recourse to Southern), including banks, insurance companies and other financial institutions, exclusively for the purpose of financing (including any refinancing) investments in EWGs.

         B. Investment in Intermediate Companies and Exempt Subsidiaries.

         The Intermediate Companies may issue securities to Southern and/or NewCo, and Southern and/or NewCo may acquire the securities. The investment by Southern or NewCo in the Exempt Subsidiaries may take the form of capital stock or shares, debt securities, trust certificates, capital contributions, open account advances without interest and partnership interests or other equity or participation interests, bid bonds or other credit support to secure obligations incurred by NewCo and/or Intermediate Companies in connection with Exempt Subsidiary investments or of NewCo's undertaking to contribute equity to an Intermediate Company. Southern and NewCo propose, from time to time through June 30, 2008, to (1) guarantee the indebtedness or other obligations of one or more Exempt Subsidiaries; (2) assume the liabilities of one or more Exempt Subsidiaries; and/or (3) enter into guarantees and letters of credit reimbursement agreements in support of equity contribution obligations or otherwise in connection with project development activities for one or more Exempt Subsidiaries.

         Investments may be made from Southern to NewCo and/or Intermediate Companies directly or indirectly. Any open account advance made by Southern will have a maturity of not more than one year.

         Southern proposes to enter into reimbursement agreements with banks to support letters of credit delivered as security for Southern's or NewCo's equity contribution obligation to an Intermediate Company or otherwise in connection with an Intermediate Company's or Exempt Subsidiary's project development activities.

         The investment in Intermediate Companies and Exempt Subsidiaries is included in the $5.2 billion total authority requested in the Application.

                  C. Rule 53 and Rule 58 Compliance.

         Southern will report all "aggregate investment" as defined under Rule 53 of the Act on a consolidated basis. In addition, to the extent that Southern provides funds to NewCo that are used to invest in an energy-related company (within the meaning of Rule 58 under the Act), the amount of the investment will be included in the calculation of "aggregate investment" required under Rule 58.

         VI. NewCo to Sign Income Tax Allocation Agreement.

         NewCo will participate in the Income Tax Allocation Agreements, as amended, by signing an amendment to such agreements.

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         For the Commission, by the Division of Investment Management, pursuant to delegated authority.